Exhibit 4.9


      UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

      THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 , AS AMENDED (THE "SECURITIES ACT"), AND THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

      THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT INCLUDING WITHOUT LIMITATION THE EXEMPTION PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH
(III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR

INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTIONS WITH REGARD TO THIS SECURITY EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

                             C&D TECHNOLOGIES, INC.

                     5.50% Convertible Senior Notes due 2026

                             No. CUSIP: 124661 AB 5

      C&D Technologies, Inc., a Delaware corporation (the "Company," which term shall include any successor Person under the Indenture referred to on the reverse hereof), promises to pay to Cede & Co., or registered assigns, the principal amount of Fifty-Four Million Five Hundred Thousand Dollars ($54,500,000.00) on November 15, 2026, and to pay interest thereon, in arrears, from and including the most recent Interest Payment Date to which interest has been paid or duly provided for (or if no interest has been paid, from, and including November 21, 2006), to, but excluding, May 15 and November 15 of each year (each, an "Interest Payment Date"), beginning on May 15, 2007, at a rate of 5.50% per annum until the principal hereof is paid or made available for payment at November 15, 2026, or upon acceleration, or until such date on which this security is converted, redeemed or purchased as provided herein. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in the Indenture (as hereinafter defined), be paid to the Person in whose name this Security is registered at the close of business on the regular record date for such interest, which shall be the May 1, or November 1 (whether or not a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date (each, an "Interest Payment Record Date"); provided, however, that interest shall be paid to a Person other than the Person in whose name this Security is registered at the close of business on the Interest Payment Record Date as provided herein.

      Reference is hereby made to the further provisions of this Security set forth on the reverse side of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place.

                            [Signature page follows]

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:  November 21, 2006

                                          C&D TECHNOLOGIES, INC.


                                          By:
                                             -----------------------------------
                                             Name:  Ian J. Harvie
                                             Title: Vice President Finance and
                                                    Chief Financial Officer

Trustee's Certificate of Authentication: This is one of the Securities referred to in the within-mentioned Indenture.


                                          THE BANK OF NEW YORK, as Trustee


                                          By:
                                             -----------------------------------
                                             Authorized Signatory

                             C&D TECHNOLOGIES, INC.

                     5.50% CONVERTIBLE SENIOR NOTES DUE 2026

      This Security is one of a duly authorized issue of 5.50% Convertible Senior Notes due 2026 (the "Securities") of the Company issued under an Indenture, dated as of November 21, 2006 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The terms of the Security include those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), and those set forth in this Security. This Security is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, if any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated.

1. Interest.

      Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months as set forth on the face of the Security.

      If this Security is redeemed pursuant to paragraph 5 of this Security, or the Holder elects to require the Company to purchase this Security pursuant to paragraph 6 or 7 of this Security, on a date that is after an Interest Payment Record Date but prior to the corresponding Interest Payment Date, interest and Additional Interest, if any, accrued and unpaid hereon to, but not including, the applicable Redemption Date or Fundamental Change Purchase Date shall be paid to the Holder of this Security as of such Interest Payment Record Date. Interest and Additional Interest, if any, accrued and unpaid hereon at the Final Maturity Date also shall be paid to the same Holder to whom the Company pays the principal of this Security.

      Interest and Additional Interest, if any, on Securities converted after the close of business on an Interest Payment Record Date but prior to the corresponding Interest Payment Date shall be paid, on such Interest Payment Date, to the Holder of the Securities as of the close of business on the Interest Payment Record Date but, upon conversion, the converting Holder must pay the Company an amount equal to the interest that shall be payable on such Interest Payment Date. No such payment need be made with respect to Securities converted after an Interest Payment Record Date and prior to the corresponding Interest Payment Date (1) if the Company has specified a Redemption Date that is after the close of business on an Interest Payment Record Date but on or prior to the corresponding Interest Payment Date, (2) any overdue interest exists at the time of conversion with respect to the Securities being converted, but only to the extent of the amount of such overdue interest, or (3) if the Holder converts after the close of business on the last Interest Payment Record date prior to the Final Maturity Date.

      Except as otherwise stated herein, any reference herein to interest accrued or payable as of any date shall include Additional Interest, if any, accrued or payable on such date as provided in the Indenture or the Registration Rights Agreement.

2. Method of Payment.

      Payment of the principal of, and interest on, the Securities shall be made at the office of the Paying Agent in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Holder must surrender this Security to a Paying Agent to collect payment of principal. Payment of interest on Certificated Securities shall be made by check mailed to the address of the Person entitled thereto as such address appears in the Register; provided, however, that Holders with Securities in an aggregate principal amount in excess of $2.0 million shall be paid, at their written election, by wire transfer of immediately available funds. Notwithstanding the foregoing, so long as the Securities are registered in the name of a Depositary or its nominee, all payments with respect to the Securities shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

3. Paying Agent, Registrar, Conversion Agent.

      Initially, the Trustee will act as Paying Agent, Registrar and Conversion Agent. The Company or any Affiliate of the Company may act as Paying Agent, Registrar or Conversion Agent, subject to the terms of the Indenture.

4. Indenture.

      The Securities are general unsubordinated unsecured obligations of the Company limited to $54,500,000 aggregate principal amount. The Indenture does not limit other debt of the Company, secured or unsecured.

5. Redemption at the Option of the Company.

      At any time on and after November 15, 2011, the Securities may be redeemed at the option of the Company at any time or from time to time as described below. Upon any redemption pursuant to Section 3.1 of the Indenture, the Company shall provide the notice required by Section 3.3 of the Indenture (which notice may be revoked at any time prior to the time at which the Company or the Trustee, as the case may be, has given such notice to Securityholders) and shall pay a Redemption Price in Cash equal to 100% of the principal amount of the Securities being redeemed, plus any accrued and unpaid interest (including Additional Interest, if any) to, but excluding, the date fixed for redemption, payable in Cash.

      A notice of redemption pursuant to this Section of this Security shall be mailed at least 30 days but not more than 60 days before a Redemption Date to each Holder of Securities to be redeemed at the Holder's address as such address appears in the Register. If Cash sufficient to pay the Redemption Price of all Securities for which notice of redemption is given is deposited with the Paying Agent by 10:00 a.m., New York City time, on the Redemption Date, then, on and after such Redemption Date, such Securities shall cease to be outstanding and interest on such Securities shall cease to accrue, whether or not such Securities are delivered by their Holders to the Paying Agent, and the Holders thereof shall have no rights as such other than the right to receive the Redemption Price upon delivery of such Securities to the Paying Agent. Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in multiples of $1,000 principal amount.

6. Purchase by the Company Upon a Fundamental Change.

      Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase for Cash, at the option of any Holder, all or any portion of the Securities held by such Holder upon a Fundamental Change in multiples of $1,000 at the Fundamental Change Purchase Price. To exercise such right, a Holder shall deliver to the Paying Agent a Fundamental Change Purchase Notice containing the information set forth in the Indenture, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Purchase Date, and shall deliver the Securities to the Paying Agent as set forth in the Indenture.

      Holders have the right to withdraw any Fundamental Change Purchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

      If Cash sufficient to pay the Fundamental Change Purchase Price of all Securities or portions thereof to be purchased with respect to a Fundamental Change Purchase Date is deposited with the Paying Agent by 10:00 a.m., New York City time, on the Fundamental Change Purchase Date then, on and after such Fundamental Change Purchase Date such Securities shall cease to be outstanding and interest on such Securities shall cease to accrue, whether or not such Securities are delivered by their Holders to the Paying Agent, and the Holders thereof shall have no rights as such other than the right to receive the Fundamental Change Purchase Price upon delivery of such Securities to the Paying Agent.

7. Purchase by the Company at the Option of the Holder on Specified Dates

      Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase for Cash, at the option of any Holder, all or any portion of the Securities held by such Holder upon each Purchase Date in multiples of $1,000 at the Put Option Purchase Price. To exercise such right, a Holder shall deliver to the Paying Agent a Put Option Notice containing the information set forth in the Indenture, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Put Option Purchase Date, and shall deliver the Securities to the Paying Agent as set forth in the Indenture.

      Holders have the right to withdraw any Put Option Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

      If Cash sufficient to pay the Put Option Price of all Securities or portions thereof to be purchased with respect to a Put Option Purchase Date is deposited with the Paying Agent by 10:00 a.m., New York City time, on the Put Option Purchase Date then, on and after such Put Option Purchase Date such Securities shall cease to be outstanding and interest on such Securities shall cease to accrue, whether or not such Securities are delivered by their Holders to the Paying Agent, and the Holders thereof shall have no rights as such other than the right to receive the Put Option Purchase Price upon delivery of such Securities to the Paying Agent.

8. Conversion.

      Subject to the terms and conditions of the Indenture, a Holder of a Security may convert the principal amount of such Security (or any portion thereof equal to $1,000 principal amount or any integral multiple of $1,000 principal amount in excess thereof) into shares of Common Stock at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Final Maturity Date, at the Conversion Rate then in effect; provided, however, that, if such Security is called for redemption pursuant to paragraph 5, such conversion right shall terminate at the close of business on the Business Day immediately preceding the Redemption Date, unless there shall be a default in the payment of the Redemption Price, in which case the conversion right with respect to such Security shall terminate at 5:00 p.m., New York City time, on the date such default is cured and such Security is redeemed in accordance herewith; provided further, that, if a Put Notice with respect to a Security is delivered in accordance with the Indenture, such Security shall not be convertible unless such Put Notice is duly withdrawn in accordance with the Indenture or unless there shall be a default in the payment of the Put Price, in which case the conversion right with respect to such Security shall terminate at 5:00 p.m., New York City time, on the date such default is cured and such Security is purchased in accordance with the Indenture.

      The initial Conversion Rate is 206.7183 shares of Common Stock per $1,000 principal amount of Securities, which represents an initial Conversion Price of approximately $4.84 per share of Common Stock. The Conversion Rate is subject to adjustment under certain circumstances as provided in the Indenture. No fractional shares will be issued upon conversion. In lieu thereof, the Company shall deliver Cash in an amount equal to the value of such fraction computed on the basis of the Applicable Stock Price on the Trading Day immediately before the Conversion Date.

      To convert a Security, a Holder must (i) if the Security is represented by a Global Security, comply with the Applicable Procedures, or (ii) if the Security is represented by a Certificated Security, (a) deliver to the Conversion Agent a duly signed and completed Conversion Notice set forth below,
(b) deliver the Security to the Conversion Agent, (c) deliver to the Conversion Agent appropriate endorsements and transfer documents if required by the Conversion Agent and (d) pay any tax or duty, if required pursuant to the Indenture. A Holder may convert a portion of a Security equal to $1,000 or any integral multiple thereof.

      A Holder's right to convert a Security may be limited pursuant to Section
7.10 of the Indenture.

      The Company will furnish to any Holder, upon request and without charge, copies of the certificate of incorporation and by-laws of the Company then in effect. Any such request may be addressed to the Company or to the Registrar.

9. Make-Whole Premium.

      Subject to the limitations set forth in the Indenture, if a Fundamental Change occurs prior to November 15, 2011, the Company shall pay the Make-Whole Premium to Holders of the Securities who convert their Securities on a Conversion Date that falls within a period that (i) begins at the opening of business on the date (the "Effective Notice Date") the Fundamental Change Company Notice with respect to such Fundamental Change is mailed in accordance with Section 5.1(b) of the Indenture and (ii) ends at the close of business on the second Trading Day immediately preceding the Fundamental Change Purchase Date corresponding to such Fundamental Change. The Make-Whole Premium with respect to a Fundamental Change shall be paid solely in shares of the Common Stock (other than Cash paid in lieu of fractional shares); provided, however, that if, in connection with such Fundamental Change, all or substantially all of the shares of Common Stock have been converted into or exchanged for Cash, other securities or other property, then such Make-Whole Premium shall be paid in the same form of consideration into which all or substantially all of the shares of Common Stock have been converted or exchanged in connection with such Fundamental Change (other than Cash paid in lieu of fractional interests in any security or pursuant to dissenters' rights), in accordance with the Indenture. The Make-Whole Premium will be in addition to, and not in substitution for, any Cash, securities or other assets otherwise due to Holders of Securities upon conversion as described in the Indenture.

10. Denominations; Transfer; Exchange.

      The Securities are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder may register the transfer of or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain taxes, assessments or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

11. Persons Deemed Owners.

The registered Holder of a Security may be treated as the owner of such Security for all purposes.

12. Unclaimed Money or Securities.

      The Trustee and the Paying Agent shall return to the Company upon written request any Cash or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the Cash or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

13. Amendment, Supplement and Waiver.

      Subject to certain exceptions, the Securities or the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and, subject to certain exceptions, an existing Default or Event of Default with respect to the Securities and its consequences or compliance with any provision of the Securities or the Indenture may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding. Subject to the terms of the Indenture, without the consent of or notice to any Holder, the Company and the Trustee may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, defect or inconsistency or make any change that does not adversely affect in any material respect the legal rights under the Indenture of any Holder.

14. Defaults and Remedies.

      If any Event of Default other than as a result of certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of all the Securities then outstanding plus accrued and unpaid interest may be declared due and payable in the manner and with the effect provided in the Indenture. If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization of the Company, the principal amount of the Securities plus accrued and unpaid interest shall become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder, all to the extent provided in the Indenture.

15. Trustee Dealings with the Company.

      Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee.

16. No Recourse Against Others.

      No recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture, or in this Security, or because of any indebtedness evidenced thereby or hereby, shall be had against any incorporator, as such, or against any past, present or future employee, stockholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Securities by the Holders and as part of the consideration for the issuance of the Securities.

17. Authentication.

      This Security shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Security.

18. Abbreviations.

      Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

19. Indenture to Control; Governing Law.

      To the extent permitted by applicable law, if any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

20. Copies of Indenture.

      The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422-0858, Fax no.:
(215) 619-7841, Attention: Chief Financial Officer.

21. Registration Rights.

      The Holders of the Securities are entitled to the benefits of a Registration Rights Agreement, dated as of November 21, 2006, between the Company and the Initial Purchasers, including, in certain circumstances, the receipt of Additional Interest upon a registration default (as defined in such agreement).

                       SCHEDULE OF EXCHANGES OF SECURITIES

      The following exchanges, redemptions, purchases or conversions of a part of this Global Security have been made:

                                                                                                  PRINCIPAL AMOUNT
                                                                                                   OF THIS GLOBAL
                                                      DECREASE IN             INCREASE IN             SECURITY
                               AUTHORIZED           PRINCIPAL AMOUNT       PRINCIPAL AMOUNT        FOLLOWING SUCH
    DATE OF DECREASE          SIGNATORY OF           OF THIS GLOBAL         OF THIS GLOBAL           DECREASE OR
      OR INCREASE              SECURITIES               SECURITY               SECURITY               INCREASE




